Exhibit (6)(b)

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is effective as of the 6th day of April, 2015 (the “Effective Date”), and made by and between We-Commerce, LLC, a Texas Limited Liability Company (the "Buyer"), and BeautyKind, LLC, a Texas Limited Liability Company (the "Seller").

RECITALS

WHEREAS, Buyer desires to acquire customer data, customer lists, customer information and analytics, existing currently, or subsequently created by or as a result of the operation of BeautyKind, as hereinafter provided (the “Customer Lists and Information”); and

WHEREAS, Buyer desires to acquire from BeautyKind all of BeautyKind’s intellectual property, including but not limited to the software, documentation, source code, and all modifications to the foregoing, and all portions thereof, together with all proprietary rights relating thereto, including without limitation, all intellectual property rights such as copyrights, patent and trade secret rights associated with the eCommerce platform utilized by We-Commerce and/or BeautyKind (“Other Intellectual Property”), but specifically excluding trademarks, logos and URL domain names bearing, displaying or exhibiting the BeautyKind name or mark (“Excluded Intellectual Property”). The term “Assets” as used herein shall mean and include both the Customer Lists and Information and the Other Intellectual Property.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.           Purchase Price and Exchange of Consideration.

1.1           Upon the Effective Date, Seller hereby sells, assigns, transfers, conveys, and shall deliver to Buyer, all of the Assets existing currently or subsequently created by or as a result of the operation of BeautyKind including, but not limited to, all of the Seller's respective rights and benefits related to or arising from of the Assets.

1.2           In consideration of the sale of the Assets to Buyer, and subject to the terms and conditions set forth in this Agreement, and the Buyer’s Operating Agreements, Buyer agrees to issue to the Series A Preferred Unitholders of Seller, certain Common Units of Buyer to be issued on a three for one unit (3 for 1) basis (meaning for every three (3) Series A Preferred Units held in Seller, Buyer will issue one (1) Common Unit of Buyer).

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2.           Closing. The sale and assignment of the Assets, shall take place on the Effective Date.

3.           Representations and Warranties. The Seller represents and warrants to the Buyer as follows:

3.1           Assets. All of the Assets are owned, and immediately prior to the conveyance to Buyer, will be owned, by the Seller, free and clear of all liens, encumbrances, claims, options, security interests, calls and commitments of any kind. The Seller has full legal right, power and authority to enter into this Agreement and to sell, assign, convey and transfer the Assets to the Buyer and, on the Effective Date, the sale and assignment of the Assets to the Buyer hereunder will transfer to the Buyer valid title thereto, free and clear of all liens, encumbrances, claims, options, security interests and commitments of any kind.

3.2           No Restrictions. Seller is not currently a party to any contract, employment agreement, noncompetition agreement, or any other contract or agreement, other than those between Buyer and Seller, or subject to any restriction or conditions contained in any permit, license, judgment, order, writ, injunction, decree or award which, singly or in the aggregate, materially and adversely affects or restricts, or is likely to materially and adversely affect or restrict the Assets or the Buyer's acquisition, use or enjoyment thereof.

3.3           Approval and Authorization. The execution and delivery of this Agreement by Seller and the performance of the transactions contemplated herein have been duly and validly authorized by Seller, and this Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditor's rights and general equity principles.

3.4           No Conflicts. The execution and delivery of this Agreement by Seller does not, and the consummation by Seller of the transactions contemplated hereby does not and will not, violate or conflict with, or result (with the giving of notice or the lapse of time or both) in the violation of, or constitute a default under any provision of, or result in the acceleration or termination of, or entitle any party to accelerate or terminate (whether after giving of notice or lapse of time or both), any obligation or benefit under, or result in the creation or imposition of any lien, pledge, security interest or other encumbrance upon the Assets pursuant to any material contract, law, ordinance, regulation, order, arbitration award, judgment or decree to which the Seller is a party, or by which Seller or its assets (including the Assets) are bound and to Seller's knowledge, does not and will not violate or conflict with any other material restriction of any kind or character to which the Seller is subject or by which any of Seller's assets (including the Assets) may be bound.

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4.           Representations and Covenants of Buyer. The Buyer represents and warrants as follows:

4.1           Existence and Good Standing. The Buyer has been duly organized and validly exists in good standing as a limited liability company under the laws of the State of Texas.

4.2           No Default. The execution of this Agreement by the Buyer and the performance of its obligations hereunder will not violate or result in a breach of, or constitute a default under any material agreement to which the Buyer is a party or by which it or its assets are bound.

4.3           Approval and Authorization. The execution and delivery of this Agreement and the performance of the transactions contemplated herein have been duly and validly authorized by all necessary action on the part of the Buyer and is a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to, or affecting creditor's rights and general equity principles.

5.           Preservation and Maintenance of Assets. The Seller shall cooperate with the Buyer after the Effective Date to take all reasonable actions deemed necessary by the Buyer to preserve and transition the Assets, for Buyer’s benefit, including but not limited to, the maintenance and preservation of the economic value associated therewith.

6.           Survival. The representations, warranties and covenants of the parties contained in this Agreement shall survive until the second (2nd) anniversary of the Effective Date.

7.           Miscellaneous.

7.1           Further Assurances. The Seller will cooperate with the Buyer on and after the Effective Date in furnishing information and other assistance in connection with any actions, proceedings, arrangements, or disputes of any nature with respect to matters pertaining to all periods prior to the date of the Effective Date and will take, or cause to be taken such further action, and will execute, deliver, and file such further documents and instruments as the Buyer reasonably requests in order to effectuate fully the purposes, terms and conditions of this Agreement.

7.2           Assignment: Binding Effect. This Agreement and the rights of the Buyer hereunder may be assigned by the Buyer. This Agreement and the rights of the Seller hereunder may not be assigned by Seller. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the successors and assigns of the Buyer and the heirs, beneficiaries, and legal representatives of the Seller.

7.3           Execution. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Execution and delivery of this Agreement by delivery of a facsimile copy bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

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7.4           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, legal, and enforceable under all applicable laws. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

7.5           Choice of Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY,  AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE COURT LOCATED WITHIN THE COUNTY OF DALLAS, STATE OF TEXAS AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS.

7.6           Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAlVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT.

7.7           Notice. Except as otherwise expressly permitted herein, all notices required or permitted to be given hereunder shall be in writing and shall be deemed effective upon receipt by the Person to whom sent. Unless changed by notice given by either party to the other pursuant hereto, such notices shall be given to the parties at the following addresses:

If to Buyer:

We-Commerce Holdings, LLC

6504 Aberdeen Avenue

Dallas, Texas 75230

If to Seller:

BeautyKind, LLC

6101 Centinela Avenue, Suite 300

Culver City, CA 90230

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7.8           Headings. The headings of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

7.9           No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

7.10         Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile or PDF shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

7.11         Entire Agreement. This Agreement and the representations, warranties, and other agreements referred to herein set forth the entire understanding of the parties hereto, relating to the subject matter hereof and supersede all prior representations, warranties, agreements and understandings among or between any of the parties relating to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder. Each of the parties hereby disclaim any reliance on any statements, representations, warranties, information received, whether verbal or non-verbal, which is not expressly set forth in this Agreement. Each of the parties hereby acknowledges and agrees to all terms, covenants, representations and warranties contained in this Agreement. Each of the parties acknowledges, agrees and represents that no representations or warranties have been made by, between or among any of the parties, except for those representations and warranties expressly set forth in this Agreement.

Signatures appear on following page.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER:

BeautyKind, LLC

By:	/s/ Neil S. Waterman III
Name: Neil S. Waterman III
Its: Manager and Authorized Representative

BUYER:

We-Commerce Holdings, LLC

By:	/s/ John H. Davis
Name: John H. Davis
Its: Manager and Authorized Representative

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